EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LanOptics Ltd.

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to 90,000 ordinary shares of Lanoptics Ltd. (the "Company") issuable upon exercise of options previously granted and that may be granted in the future under the Company's 2003 Israeli Share Option Plan, of our report dated March 30, 2006, with respect to the Company's consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.



                                                /s/ Kost Forer Gabbay & Kasierer
                                                Kost Forer Gabbay & Kasierer
                                                Certified Public Accountants
                                                A member of Ernst & Young Global

Tel Aviv, Israel
May 30, 2006